Exhibit 10.76

OMNICOMM SYSTEMS, INC.

2009 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT is made and entered into effective as of the XXth day of XXXX, 20XX (the “Award Date”), by and between OMNICOMM SYSTEMS, INC., a Delaware corporation (the “Company”), and XXX (the “Grantee”). In consideration of the agreements set forth below, the Company and Grantee agree as follows:

1. Award. An award of XXX thousand (XXX,000) shares of the Company’s common stock (the “Restricted Stock”) is hereby made to the Grantee, subject to the terms and conditions of this Agreement and to the provisions of the OmniComm Systems, Inc. 2009 Equity Incentive Plan, (the “Plan”), the terms of which are incorporated by reference herein.

2. Transfer Restrictions. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner at any time while the Restricted Stock remains subject to the Forfeiture Restrictions. Notwithstanding the foregoing, the Restricted Stock may be transferred by will or by the laws of descent and distribution following the Grantee’s death.

3. Lapse of Restrictions. One-third (1/3) of the number of shares of Restricted Stock issued hereunder, rounded down to the nearest whole share shall vest and the restrictions with respect to such Restricted Stock shall lapse on each of the first three (3) anniversaries of the Award Date.

4. Forfeiture Restrictions. Should the Grantee cease Continuous Service for any reason prior to the Lapse of Restrictions with respect to any portion of the Restricted Stock granted hereunder, such portion of the Restricted Stock held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination. The Restricted Stock shall be forfeited to the Company, without any consideration due or payable to Grantee, and Grantee shall cease to have any further right, title or interest in the forfeited Restricted Stock. This provision is referred to in this Agreement as the “Forfeiture Restrictions.”

6. Stock Certificates. The Company shall issue a certificate in the Grantee’s name evidencing the Restricted Stock awarded hereunder. The certificate shall bear a restrictive legend evidencing the Forfeiture Restrictions and the transfer restrictions set forth in Section 2 above. The Company shall cause such certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate without such restrictive legend to be issued in the name of the Grantee for the shares as to which the Forfeiture Restrictions have lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.

7. Rights as Stockholder. Grantee shall be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Restricted Stock on and after the Award Date.

8. Election to Recognize Gross Income in the Year of Grant. Pursuant to Section 83(b) of the Code, Grantee may elect within thirty (30) days after the Award Date to include in gross income for U.S. federal income tax purposes an amount equal to the Fair Market Value (as such term is defined in Section 10 below) of the Restricted Stock on such Award Date. If such a valid and timely election is made, Grantee shall pay to the Company, or make arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any U.S. federal, state or local taxes required to be withheld with respect to such shares as a result of such election. The Company shall provide Grantee with an appropriate Section 83(b) election form upon the Grantee’s request.

9. Tax Withholding. In the absence of a valid and timely Code Section 83(b) election under Section 8 above, Grantee shall make appropriate arrangements with the Company for satisfaction of any U.S. federal, state or local income tax or foreign tax withholding requirements applicable to the lapsing of the Forfeiture Restrictions.

10. Tax Gross-Up Payment. Following the Lapse of Restrictions and subject to any withholding of any taxes which may be due with respect to the grant of Restricted Stock, the Company shall pay Grantee a cash payment for any U.S. federal, state or local income tax or foreign tax withholding applicable to the lapsing of the Forfeiture Restrictions.

11. Fair Market Value. For purposes of this Agreement, the “Fair Market Value” per share of the Company’s common stock on any relevant date shall be the closing price per share of the Company’s common stock (or the closing bid, if no sales were reported) on that date, as quoted on the national stock exchange that is at the time serving as the primary trading market for such common stock; provided, however, that if there no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Committee deems reliable.

12. Designation of Beneficiary. Grantee may designate a beneficiary or beneficiaries to receive the distribution of the Restricted Stock in the event of the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary with the Committee on a form prescribed by it; provided, that no such designation shall be effective unless received prior to the death of the Grantee.

13. Status of Restricted Stock. Grantee agrees that he will not sell or otherwise dispose of the Restricted Stock in any manner which would constitute a violation of any applicable federal or state securities laws.

14. Committee Decisions Conclusive. All decisions of the Committee relating to questions arising under the Plan or under this Agreement shall be conclusive and binding on Grantee.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

16. Successors. “Grantee” as used herein shall include Grantee’s executor, administrator, or other legal representative or the person or persons to whom Grantee’s rights under this Restricted Stock Award Agreement pass by will or by the applicable laws of descent and distribution.

17. Amendments. This Agreement may not be amended, modified or terminated except by a writing signed by the Company and Grantee.

18. Governing Law. This Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award to be made and Agreement to be executed by its duly authorized officer as of the date first above written.

OmniComm Systems, Inc.

_______________________________

Ronald T. Linares

Chief Financial Officer

Accepted:

GRANTEE

_______________________________

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